Contact:	Investors: Amy Martini Corporate Affairs (914) 789-2816 amartini@progenics.com	Media: Aline Schimmel Scienta Communications (312) 238-8957 aschimmel@scientapr.com

PROGENICS PHARMACEUTICALS ANNOUNCES
THIRD QUARTER 2010 FINANCIAL RESULTS

Tarrytown, NY, November 8, 2010 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced its results of operations for the third quarter and nine months ended September 30, 2010.

Net loss for the third quarter of 2010 was $17.1 million or $0.52, basic and diluted, per share, compared to $13.0 million or $0.41, basic and diluted, per share in the third quarter of 2009. Net loss for the nine months ended September 30, 2010 was $50.9 million or $1.57, basic and diluted, per share, compared to $30.0 million or $0.97, basic and diluted, per share for the first nine months of 2009.

Progenics ended the third quarter of 2010 with cash, cash equivalents and marketable securities of $62.0 million, reflecting use of cash of $11.6 million in the quarter and $34.2 million for the first nine months of 2010.

Third quarter revenue totaled $2.0 million, compared to $5.4 million for the same period of 2009, reflecting a decrease in research and development revenue from Wyeth, now a Pfizer Inc. (NYSE: PFE) subsidiary, resulting from the wind down of the Progenics-Wyeth RELISTOR® collaboration. For the first nine months of 2010, Progenics reported revenues of $5.8 million, compared to $31.8 million for the same period in 2009, reflecting decreased research and development revenue and recognition in the first quarter of 2009 of a $15.0 million upfront payment from Ono Pharmaceutical Co., Ltd. (OSE-TYO: 4528), Progenics’ collaborator for subcutaneous RELISTOR (methylnaltrexone bromide) in Japan.

Progenics receives royalties from its former collaborator Pfizer on all global net sales of RELISTOR, the Company’s drug approved for the treatment of opioid-induced constipation in advanced-illness patients. For the third quarter of 2010, global net sales of RELISTOR were $4.1 million compared to $3.8 million for the previous quarter and $3.3 million for the third quarter of 2009. U.S. net sales were $2.4 million compared to $2.3 million for the previous quarter and $1.8 million for the same period last year. Ex-U.S. RELISTOR net sales were $1.7 million compared to $1.5 million for the previous quarter and $1.5 million for the same period last year.

Global net sales of RELISTOR for the first nine months of 2010 were $12.2 million comprising U.S. and ex-U.S. net sales of $7.2 million and $5.0 million, respectively.

Expenses for the third quarter of 2010 were $19.1 million, $0.5 million more than the $18.6 million for the same period in 2009. The increase resulted from clinical trial expenses incurred in the recently initiated oral methylnaltrexone phase 3 study and an increase in consultants’ expenses for subcutaneous RELISTOR. These were partially offset by lower compensation expenses resulting from a decrease in Company-wide average headcount.

For the first nine months of 2010, expenses totaled $56.8 million, a decrease of $6.7 million from $63.5 million for the same period last year. The decrease resulted from lower compensation expenses due to Company-wide decrease in average headcount, reduced manufacturing costs for PSMA ADC and PRO 140, and lower PRO 140 clinical trial and lab expenses. These were partially offset by higher consultants’ expenses for subcutaneous RELISTOR, oral methylnaltrexone clinical trial expenses and subcutaneous RELISTOR contract manufacturing costs for the multi-dose pen.

Progenics continues to pursue a range of strategic options for RELISTOR, including licensing, collaboration and/or strategic alliances with worldwide or regional partners, U.S. commercialization of the currently-approved product on its own or with pharmaceutical detailing and sales organizations and/or co-promotion of the franchise with a partner using its own sales force. The Company is also pursuing strategic collaborations with biopharmaceutical companies for development of PSMA ADC.

“The RELISTOR brand lifecycle advanced significantly in the third quarter,” said Paul J. Maddon, M.D., Ph.D., Progenics’ Founder, Chief Executive and Chief Science Officer. “We completed the open label safety study of RELISTOR in patients with chronic, non-cancer pain, initiated a phase 3 study of oral methylnaltrexone in the same patient population, and received U.S., E.U. and Canadian approvals for ready-to-use RELISTOR pre-filled syringes.”

Third Quarter Highlights

•	Initiated Oral Methylnaltrexone Phase 3 Trial

The study is evaluating the safety and efficacy of oral methylnaltrexone in patients with chronic, non-cancer pain who are experiencing constipation as a result of their opioid-pain medications.

•	Completed Treatment of Patients in Subcutaneous Methylnaltrexone Safety Study

The one-year, open-label, international, phase 3 safety study of methylnaltrexone bromide subcutaneous injection enrolled 1,034 patients with chronic, non-malignant pain and opioid-induced constipation. Progenics plans to include results from this study in a supplemental New Drug Application to be submitted to the FDA in the first half of 2011.

•	Wyeth’s RELISTOR Commercialization Extended

Wyeth is now continuing to market and sell RELISTOR in the U.S. through December 31, 2010 and ex-U.S. through March 31, 2010, subject to extension and early termination options available to us. During these extension periods, royalties will not be payable to us.

•	Received U.S., E.U. and Canadian Approvals for New Ready-to-Use Pre-Filled Syringes

The pre-filled syringes, available in 8 mg and 12 mg doses, will provide a simplified dosing option for the treatment of opioid-induced constipation in palliative-care patients with advanced illness. RELISTOR in single-use vials will continue to be available primarily for institutional use.

Recent Highlights

•	Presentations at Medical Congresses

Progenics presented preclinical data on novel monoclonal antibodies against toxins produced by the bacterium Clostridium difficile (C. difficile) at the 50th Annual Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in Boston.

•	Management Updates

Vivien Wong, Ph.D. was promoted to Vice President, Product Development, with responsibility for preclinical development, clinical pharmacology, and project management.

•	Grants and Awards

Progenics has been awarded a three-year NIH grant totaling $4.1 million in support of research and pre-clinical development of its humanized monoclonal antibodies against the disease-causing toxins produced by C. difficile. The Company also has been awarded $730,000 as part of the U.S. Government’s Qualifying Therapeutic Discovery Project, which provides grants or tax credits for 2009 and 2010 research aimed at creating new therapies, reducing long-term healthcare costs, and/or significantly advancing the goal of curing cancer within the next 30 years.

- Financial Tables follow -

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net loss per share)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Research and development	$82	$4,431	$1,175	$29,206
Royalty income	620	509	1,826	976
Research grants	1,234	404	2,667	1,421
Other revenues	31	75	127	189
Total revenues	1,967	5,419	5,795	31,792

Expenses:
Research and development	12,967	11,318	35,518	39,009
License fees – research and development	110	136	1,217	961
General and administrative	5,414	5,844	17,568	19,758
Royalty expense	62	51	182	98
Depreciation and amortization	532	1,207	2,283	3,633
Total expenses	19,085	18,556	56,768	63,459

Operating loss	(17,118)	(13,137)	(50,973)	(31,667)

Other income:
Interest income	17	123	48	1,457
Gain on sale of marketable securities	-	-	-	237
Total other income	17	123	48	1,694

Net loss	$(17,101)	$(13,014)	$(50,925)	$(29,973)

Net loss per share; basic and diluted	$(0.52)	$(0.41)	$(1.57)	$(0.97)
Weighted average shares outstanding; basic and diluted	32,814	31,428	32,444	31,060

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)
	September 30, 2010	December 31, 2009

Cash and cash equivalents	$58,394	$90,903
Accounts receivable	4,477	7,522
Marketable securities	3,608	5,293
Fixed assets, net	6,404	6,560
Other assets	3,063	3,335
Total assets	$75,946	$113,613

Liabilities	$8,536	$6,006
Stockholders’ equity	67,410	107,607
Total liabilities and stockholders’ equity	$75,946	$113,613

About Subcutaneous RELISTOR

RELISTOR subcutaneous injection is approved in the United States for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The use of RELISTOR beyond four months has not been studied. The drug is also approved for use in over 50 countries worldwide, including the European Union, Canada, Australia and Brazil. Applications in additional countries are pending.

Important Safety Information for RELISTOR

·	RELISTOR is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction
·	If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician
·	Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients. Use RELISTOR with caution in patients with known or suspected lesions of the GI tract
·	Use of RELISTOR has not been studied in patients with peritoneal catheters
·
The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5% vs. 9.8%), flatulence (13.3% vs. 5.7%), nausea (11.5% vs. 4.9%), dizziness (7.3% vs. 2.4%), diarrhea (5.5% vs. 2.4%), and hyperhidrosis (6.7% vs. 6.5%)

·	Safety and efficacy of RELISTOR have not been established in pediatric patients

RELISTOR full Prescribing Information for the U.S. is available at www.relistor.com.

RELISTOR is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of RELISTOR beyond 4 months has not been studied.

(PGNX-F)

About Progenics

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward gastroenterology, oncology and infectious diseases. Progenics is developing RELISTOR® (methylnaltrexone bromide) for the treatment of opioid-induced constipation. RELISTOR is now approved in over 50 countries, including the U.S., E.U., Canada, Australia and Brazil. Progenics is pursuing strategic options for RELISTOR, including licensing, collaboration, strategic alliances and U.S. commercialization or co-promotion, following termination of its 2005 collaboration with Wyeth Pharmaceuticals, now part of Pfizer Inc., which is continuing manufacturing, sales, marketing, clinical, and certain development and regulatory activities for RELISTOR during the transition. Ono Pharmaceutical Co., Ltd. has an exclusive license from Progenics for development and commercialization of subcutaneous RELISTOR in Japan. In oncology, the Company is conducting a phase 1 clinical trial of PSMA ADC, a human monoclonal antibody-drug conjugate for the treatment of prostate cancer. PSMA is a protein found on the surface of prostate cancer cells as well as in blood vessels supplying other solid tumors. In virology, Progenics is also developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody which binds to co-receptor CCR5 to inhibit human immunodeficiency virus (HIV) infection. PRO 140 is currently in phase 2 clinical testing. In early development, Progenics is evaluating novel antibodies to toxins produced by the bacteria C. difficile, as well as single-agent multiplex PI3-Kinase inhibitors as a potential strategy to combat some of the most aggressive forms of cancer, and is also seeking to identify novel entry-inhibitors of HCV infection.

PROGENICS DISCLOSURE NOTICE: This document contains statements that do not relate strictly to historical fact, any of which may be forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When we use the words "anticipates," "plans," "expects" and similar expressions, we are identifying forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. While it is impossible to identify or predict all such matters, these differences may result from, among other things, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and product candidates, including the risks that clinical trials will not commence or proceed as planned; products appearing promising in early trials will not demonstrate efficacy or safety in larger-scale trials; clinical trial data on our products and product candidates will be unfavorable; our products will not receive marketing approval from regulators or, if approved, do not gain sufficient market acceptance to justify development and commercialization costs; competing products currently on the market or in development might reduce the commercial potential of our products; we, our collaborators or others might identify side effects after the product is on the market; or efficacy or safety concerns regarding marketed products, whether or not originating from subsequent testing or other activities by us, governmental regulators, other entities or organizations or otherwise, and whether or not scientifically justified, may lead to product recalls, withdrawals of marketing approval, reformulation of the product, additional pre-clinical testing or clinical trials, changes in labeling of the product, the need for additional marketing applications, declining sales or other adverse events.

We are also subject to risks and uncertainties associated with the actions of our corporate, academic and other collaborators and government regulatory agencies, including risks from market forces and trends; potential product liability; intellectual property, litigation, environmental and other risks; the risk that we may not be able to enter into favorable collaboration or other relationships or that existing or future relationships may not proceed as planned; the risk that current and pending patent protection for our products may be invalid, unenforceable or challenged, or fail to provide adequate market exclusivity, or that our rights to in-licensed intellectual property may be terminated for our failure to satisfy performance milestones; the risk of difficulties in, and regulatory compliance relating to, manufacturing products; and the uncertainty of our future profitability.

Risks and uncertainties also include general economic conditions, including interest and currency exchange-rate fluctuations and the availability of capital; changes in generally accepted accounting principles; the impact of legislation and regulatory compliance; the highly regulated nature of our business, including government cost-containment initiatives and restrictions on third-party payments for our products; trade buying patterns; the competitive climate of our industry; and other factors set forth in our Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission. In particular, we cannot assure you that RELISTOR will be commercially successful or be approved in the future in other formulations, indications or jurisdictions, or that any of our other programs will result in a commercial product.

We do not have a policy of updating or revising forward-looking statements and we assume no obligation to update any statements as a result of new information or future events or developments. It should not be assumed that our silence over time means that actual events are bearing out as expressed or implied in forward-looking statements.

Editors Note:

For more information, please visit www.progenics.com.

For more information about RELISTOR, please visit www.RELISTOR.com.